EXHIBIT 99.1

August 11, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS COMPLETES MERGER WITH HOLSUM BAKERY OF PHOENIX
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today announced the completion of its merger with Holsum Bakery, Inc. Holsum will operate as a subsidiary of Flowers under its current name and with its existing management team.
Established in 1881, Holsum Bakery operates profitably on annualized sales of approximately $146 million from its two bakeries in the Phoenix area. The company sells its Holsum, Aunt Hattie’s, and Roman Meal fresh breads and rolls through independent distributors that serve retail and foodservice customers in Arizona, New Mexico, southern Nevada and Southern California.
Headquartered in Thomasville, Ga., Flowers Foods, with annual sales of over $2.02 billion, is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. With the Holsum acquisition completed, Flowers now operates 39 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Sunbeam, Holsum, Aunt Hattie’s, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Analyst Contact:
Marta J. Turner, Executive VP/Corporate Relations, Flowers Foods (229) 227-2348
Media Contacts:
Mary A. Krier, VP/Communications, Flowers Foods (229) 227-2333
Donna Klein, Executive Assistant, Holsum Bakeries (602) 229-8108
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